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Exhibit 99.2

THE HAVANA GROUP / SURGE GLOBAL ENERGY APPOINTS E. JAMIE SCHLOSS TO ITS BOARD OF DIRECTORS

Friday, October, 8, 2004

NORTH CANTON, Ohio--(BUSINESS WIRE)--October 8, 2004--The Havana Group/Surge Global Energy (OTCBB:HVGP - News) is pleased to announce that it has appointed
E. Jamie Schloss to its Board of Directors.

Mr. Schloss, age 61, is the founder of Castle Rock Resources, Inc. Mr. Schloss is a Juris Doctor and was a Certified Public Accountant in California and New Jersey from 1966-1990. Mr. Schloss was also an executive and officer of several entertainment industry firms including MCA, Inc., Warner Bros. Television Distribution, Western-World Television, and Hal Roach Studios.

"We warmly welcome Mr. Schloss to our Board of Directors.," stated Havana's Vice President, Frederick C. Berndt." "His experience in oil and gas exploration as well as in business strengthens our team and allows us to execute more effectively on our business plan."

The Havana Group / Surge Global Energy has already acquired a 50% working interest in Castle Rock's Mirasol Prospect and has exclusive first right of refusal on all of Castle Rock's future prospects until July 21, 2006.

Additional information will be available as future events occur. One may visit, WWW.SURGEGLOBALENERGY.COM for more information on the Company. Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

________________________
CONTACT:
     The Havana Group/Surge Global Energy
     Frederick C. Berndt, 330-244-9720